Exhibti 23.1

Consent of Independent Registered Public Accounting Firm

Handy & Harman Ltd.
White Plains, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 27, 2015, relating to the consolidated financial statements, the effectiveness of Handy & Harman Ltd.’s internal control over financial reporting, of Handy & Harman Ltd. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
New York, New York

September 30, 2015